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                                                                    EXHIBIT 99.4

                                       Q&A

                 AUDIENCE: THOMSON LEGAL & REGULATORY EMPLOYEES

WHAT IS NEWSEDGE?
With 2000 revenues of $70.9 million, NewsEdge is a global provider of content solutions and electronic publishing technologies for business, financial, government and other corporate customers. It provides real-time news and information products and services to approximately 1,500 corporations and professional services firms worldwide.

WHAT KINDS OF PRODUCTS AND SERVICES DOES IT PROVIDE?
NewsEdge combines patented technology, world-class content and specialized editorial processes to deliver tailored information and decision-support solutions to knowledge workers through three major lines of business - information and decision-support services, content solutions and electronic publishing technologies.

To learn more about NewsEdge, visit WWW.NEWSEDGE.COM.

WHY IS THE THOMSON CORPORATION PURCHASING NEWSEDGE?
The acquisition underscores the Thomson commitment to provide the broadest and most powerful e-information solutions to the legal, regulatory, government, corporate and professional market. NewsEdge products will add a new dimension to existing Thomson Legal & Regulatory news and current awareness products, and will complement its core primary and secondary legal and regulatory products and services.

NewsEdge is seen as a key to supporting the Thomson strategy of integrating its information and technology tools within the daily work processes of its customers. NewsEdge's unique strength in developing enterprise content and decision-support solutions helps its customers more easily navigate and unlock the optimal value of all of their information assets.

HOW DOES NEWSEDGE FIT INTO THE THOMSON LEGAL & REGULATORY STRUCTURE?
NewsEdge will operate as a stand-alone business, aligned with The Dialog Corporation. The core senior management team will remain with the company, and NewsEdge President and CEO Clifford Pollan will report to Dialog President and CEO Roy Martin. NewsEdge's financials will be integrated into Dialog's financials.

Both NewsEdge and Dialog provide online information services for business, science, engineering, finance and law professionals. The companies serve similar markets; however, there are significant points of differentiation between products and services that make the two businesses very complementary. Together, the goal is to leverage our experience, market strengths and best practices to enhance our value to all of our customers.

WILL NEWSEDGE EMPLOYEES BECOME DIALOG EMPLOYEES?
Yes. Upon completion of the transaction, NewsEdge employees will become part of the Dialog organization. NewsEdge shares numerous cultural synergies and a similar

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corporate history with Dialog. We anticipate a smooth integration of the two organizations.

WHAT IS THE IMPACT ON DIALOG EMPLOYEES?
Dialog employees should realize no impact on their day-to-day business from the acquisition of NewsEdge. Management will be involved in the integration and transition of some business functions during the first six to 12 months.

WHEN WILL THE TRANSACTION CLOSE?
The closing of the offer, which is expected to be completed during the second half of the year, is conditioned upon the tender of a majority of NewsEdge's shares and customary closing conditions. All of NewsEdge's directors and executive officers, as well as a significant shareholder of NewsEdge, have pledged to tender their shares in the offer and/or vote in favor of the Thomson acquisition.

WILL DIALOG REPS NOW SELL NEWSEDGE PRODUCTS AND SERVICES?
NewsEdge and Dialog share some customers; however, NewsEdge's focus is on the end-user rather than on the information professional. The addition of NewsEdge will provide important leverage with existing and new Dialog customers, just as NewsEdge's news awareness products will complement Dialog's archival products.

NewsEdge's sales organization is experienced, knowledgeable, competitive and skilled in generating new business. For the immediate future, the two sales operations will continue to operate separately. However, as the integration strategy is developed and implemented during the next six months and strengths and synergies are determined, we anticipate joint offerings or cross-selling of the NewsEdge and Dialog product lines by both sales organizations.

ARE DIALOG AND NEWSEDGE CURRENTLY SERVICING THE SAME CUSTOMERS? DO THE COMPANIES COMPETE?
Dialog and NewsEdge are actually complementary. The companies share some of the same target markets, such as large companies and information-intensive organizations. But the services provided - NewsEdge's news and current awareness and Dialog's vast collection of essential information - are different. Customers will benefit from the combination. Also important to note is that NewsEdge delivers services to large numbers of knowledge workers' desktops, broadening the reach of Dialog's traditional market within the professional information marketplace.

NEWSEDGE HAS MANY CUSTOMERS IN THE FINANCIAL MARKETS AND DELIVERS SERVICES FROM THOMSON FINANCIAL, SUCH AS FIRST CALL AND DISCLOSURE. WHAT WILL HAPPEN TO THE NEWSEDGE FINANCIAL CUSTOMER BASE AND THE RELATIONSHIP WITH THOMSON FINANCIAL PARTNERS? The acquisition should not impact NewsEdge's relationship with customers. Moving forward, there may be an opportunity to explore synergies or cross-selling opportunities with NewsEdge and other Thomson companies.

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WHAT DO I TELL CUSTOMERS?
Our goal for the combined business is to be the foremost provider of e-information solutions to legal, compliance, tax, accounting, government, corporate, financial and other professional markets worldwide. While it may be tough to anticipate all of the detailed questions that customers may ask you, here are some things you CAN tell customers if they ask:

  o NewsEdge is a leading, global provider of content solutions and electronic publishing technologies for the business and professional market.

  o Upon completion of the transaction, NewsEdge will enhance our position in the business news and corporate market. NewsEdge will be aligned with Dialog, as part of the Thomson Legal & Regulatory market group. This acquisition underscores the Thomson Legal & Regulatory commitment to provide the broadest and most powerful e-information solutions to the market segments we serve.

  o The merger will provide convenient access to more products and services and new combinations of products and services that better meet our customers' needs.

  o NewsEdge is seen as a key to supporting our strategy of integrating our information and technology tools into our customers' work processes.

WHAT DO I DO IF CONTACTED BY THE NEWS MEDIA?
General inquiries should be directed to John Shaughnessy, director of Corporate Communications for Thomson Legal & Regulatory North America, at 651-687-4749. Dialog employees can direct inquiries to Sandy Scherer, director of Corporate Communications for Dialog, at 919-461-7354. They will ensure that all inquiries are responded to and directed to the appropriate spokespeople at Dialog, Thomson Legal & Regulatory and Thomson.

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY. IT DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES OF NEWSEDGE OR A SOLICITATION/RECOMMENDATION STATEMENT UNDER THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. WE URGE ALL INVESTORS AND SECURITY-HOLDERS OF NEWSEDGE TO READ THOMSON'S TENDER OFFER STATEMENT AND NEWSEDGE'S SOLICITATION/RECOMMENDATION STATEMENT WHEN THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION AND MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION FREE AT WWW.SEC.GOV.